Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re:	Chapter 11
Case No. 99-2261 (PJW)
HECHINGER INVESTMENT COMPANY
OF DELAWARE, INC., et al.,	(Jointly Administered)
Debtors.
Hearing Date: August 9, 2002 at 3:00 p.m.
Objection Deadline: July 30, 2002 at 5:00 p.m.

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MOTION OF THE HECHINGER LIQUIDATION TRUST
FOR AN ORDER ESTABLISHING AMOUNTS OF DISPUTED CLAIM
RESERVES UNDER THE FIRST AMENDED CONSOLIDATED PLAN OF
LIQUIDATION OF THE OFFICIAL COMMITTEE OF UNSECURED
CREDITORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Hechinger Liquidation Trust (the “Trust”), successor in interest to Hechinger Investment Company of Delaware, Inc., et al. (the “Debtors”), moves this Court, pursuant to Sections 105 and 502(c) of title 11 of the United States Code (the “Bankruptcy Code”) and Sections 6.9, 6.10, 6.12 and other applicable provisions of the First Amended Consolidated Plan of Liquidation of the Official Committee of Unsecured Creditors under Chapter 11 of the United States Bankruptcy Code (the “Plan”), for an Order Establishing the Amounts to be Reserved in the Disputed Claim Reserves under the Plan on account of Disputed Claims1. In support of its Motion, the Trust states as follows:

BACKGROUND

1.          On October 5, 2001, this Court entered an Order confirming the Plan (the “Confirmation Order”), which became Effective on October 26, 2001 (the “Effective Date”).

1 Unless otherwise defined, capitalized terms used herein shall have the meanings set forth in the Plan and in the associated Disclosure Statement dated as of August 14, 2001.

2.          Pursuant to the terms of the Plan, as of the Effective Date, all cash and other property of the Debtors was transferred to the Trust, so that the Trust could, among other things, resolve Claims and make Distributions with respect to Allowed Claims.

3.          Pursuant to the terms of the Plan, the Trust is to make an initial Distribution to the holders of Allowed Senior Unsecured Claims, General Unsecured Claims and Subordinated Debenture Claims (hereinafter collectively referred to as the “Unsecured Creditors”), on or as soon as reasonably practicable after the later of (a) the Effective Date, or (b) ten days after the Bankruptcy Court has entered the Estimation Order and such order is final and non-appealable. In addition, the Confirmation Order requires the Trust to file a motion with the Court to establish an appropriate reserve for unliquidated and contingent claims.

4.          The relief requested in this Motion is intended to (a) serve as the Estimation Order for all Disputed Claims, and (b) to establish the appropriate reserve for all unliquidated and contingent claims which have not yet been resolved and Allowed.

5.          As of May 31, 2002, the Trust has made Distributions in the aggregate amount of approximately $9.4 million to numerous claim holders including: (a) Allowed Administrative Claims of $2.5 million; (b) Fee Claims of $2.5 million; (c) Priority Non-Tax Claims of $2.3; million; (d) Priority Tax Claims of $1.8 million; (e) Non-Bank Secured Claims of $67,000; and (f) Convenience Claims of $207,000. In addition, the Trust has made periodic Distributions in the aggregate amount of approximately $1.2 million on account of the Bank L/C Claim solely from the funds held in the Bank L/C Fund, as and when such obligations arose. The foregoing claims are collectively referred to as the “Paid Claims.”

6.          As of May 31, 2002, the Trust holds funds totaling approximately $75,500,000.00, of which approximately $16,067,498.36 will be held in reserve for the following purposes, in accordance with the Plan:

i)          $6,428,000.00 to fund costs relating to the Wind-down Reserve,

ii)         $5,204,000.00 to fund costs relating to the Litigation Reserve,

iii)        $500,000.00 for the Fleet Reserve,

iv)        $528,885.50 for the Wells Lamont Reserve (subject to elimination upon final approval of the stipulation dated as of June 5, 2002),

v)         $406,612.86 for the Former Employee Reserve, and

vi)        $3,000,000.00 for the Minimum Reserve.

7.          Accordingly, as of May 31, 2002, there is a total of approximately $59,432,501.64 available for distribution on account of Allowed Claims2.

8.          The Plan provides that a Disputed Claim Reserve with respect to each Class of Claims will be established on account of such Claims prior to the Initial Distribution.

9.          As of May 31, 2002, approximately 22,000 claims had been filed against the Debtors and/or scheduled by the Debtors (hereinafter, collectively, the “Claims”). Although the Trust has reconciled, allowed, and, if applicable, made distributions on a significant number of Claims, approximately 1,600 Claims are not yet Allowed Claims, and therefore must be treated as Disputed Claims for purposes of the funding of Disputed Claim Reserves under the Plan. The amounts reflected herein are for reserve purposes only and are not intended to reflect the amount that will ultimately be paid on any Claim as to which the reserve is created.

2 The Trust is also prosecuting certain actions, including preference actions, the Bondholder Action and the Committee Action, which may result in significant additional funds becoming available for the benefit of the Unsecured Creditors in the future. No such unrealized receipts, however, have been included at this time in the estimates of amounts available for distribution under the Plan.

PROPOSED RESERVES

10.          For the purpose of establishing the Disputed Claim Reserves, the Trust has separated Disputed Claims into the following categories:

i)        Claims filed as Unliquidated or Undetermined in addition to the stated face amount;

ii)        Lease and related Claims filed as Unliquidated or Undetermined;

iii)        Claims as to which a settlement has been reached and a stipulated order is in progress;

iv)       Unliquidated, Undetermined, and/or Contingent Claims;

v)        Unliquidated, Undetermined, and/or Contingent Claims with no reserve;

vi)        Litigation Claims covered by third-party insurance;

vii)       Litigation Claims as to which a settlement has been reached and a stipulated order is in progress;

viii)      Liquidated Claims;

ix)         Kmart Settlement; and

x)          Allowed and Unpaid Claims.

11.          For the purpose of establishing the Disputed Claim Reserves, the Trust will use the amount and classification asserted in the applicable proof of claim, except as to those claims specifically identified on Exhibits A through G hereto. With respect to the Claims identified on Exhibits A through G, the Trust requests that the Court allow the Trust to reserve for such Claims in an amount other than the amount claimed, for the reasons set forth below. Each of the Exhibits may include Claims in each Claims Class as described in the Plan. If the relief requested in this Motion is granted, Allowed unimpaired Claims (i.e., Administrative Claims; Priority Non-Tax Claims; Priority Tax Claims; Non-Bank Secured Claims (collectively, the “Unimpaired Claims”)) will be paid in full, and Allowed impaired Claims (i.e., Senior

Unsecured Claims; General Unsecured Claims; Convenience Claims, and Subordinated Debentures Claims (collectively, the “Impaired Claims”)) will not. The Trust believes that the reserves proposed by it provide ample assurance of the payment on account of Disputed Claims should they become Allowed Claims.

12.          The amounts the Trust proposes to reserve for Unimpaired and Impaired Claims, set forth more fully in paragraphs 13 through 28 below, can be summarized as follows:

Exhibit	Description	Unimpaired Claims	Impaired Claims

A	Claims filed as Unliquidated or Undetermined in addition to the stated face amount	$30,215.81	$8,970,787.69
B	Lease and related Claims filed as Unliquidated or Undetermined	—	45,821,035.48
C	Claims as to which a settlement has been reached and a stipulated order is in progress	12,819.01	25,000,000.00
D	Unliquidated, Undetermined, and/or Contingent Claims	339,252.38	23,563,389.14
E	Unliquidated, Undetermined, and/or Contingent Claims with no reserve	—	—
F	Litigation Claims covered by third-party insurance	—	16,850,000.00
G	Litigation Claims as to which a settlement has been reached and a stipulated order is in progress	—	254,250.00
	Liquidated Claims (paragraph 26)	13,851,504.00	174,478,544.00
	Kmart Settlement (paragraph 27)	1,300,000.00	—

	Total Disputed Claims	15,533,791.20	294,938,006.31
	Unpaid Allowed Claims (paragraph 28)	501,220.00	566,109,988.00

	Total of Disputed and Unpaid Allowed Claims	$16,035,011.20	$861,047,994.31

Claims filed as Unliquidated or Undetermined in addition to the stated face amount.

13.          With respect to the 18 Claims identified on Exhibit A hereto, the Trust will reserve $30,215.81 on account of such Disputed Unimpaired Claims filed in the aggregate amount of $30,215.81, and will reserve $8,970,787.69 on account of such Disputed Impaired Claims, filed in the aggregate amount of $8,970,787.69. With the exception of Claims 1666 and 9677, in each instance, the Trust proposes to reserve for each Claim at the full face amount claimed.

14.          Each of the Claims on Exhibit A states a liquidated amount plus some additional unliquidated amount. The Trust asserts that the additional unliquidated amount, such as “plus attorneys’ fees,” or “plus interest” is not allowable under the Bankruptcy Code. The Trust is, therefore, not reserving for the additional unliquidated amount.

15.           Claim 1666 was filed for a liquidated amount of $220,000.00. Subsequently, Claim 9677 was filed as an unliquidated claim, amending Claim 1666. The Trust will reserve $220,000.00 on account of these Claims.

Lease and Related Claims Filed as Unliquidated or Undetermined

16.           With respect to the fifteen Claims identified on Exhibit B hereto, all of which are related to certain leases previously held by the Debtors, the Trust will not reserve any amounts on account of such Disputed Unimpaired Claims filed in the aggregate amount of $302,956.56, and will reserve $45,821,035.48 on account of such Disputed Impaired Claims filed in the aggregate amount of $98,338,979.75

17.           Most of the Claims on Exhibit B state a liquidated amount plus either some additional unliquidated amount such as “plus interest” or some undetermined amount such as “damages” or “year-end adjustment for real estate taxes”. These additional unliquidated amounts are not allowable under the Bankruptcy Code. The Trust is, therefore, not reserving for the additional unliquidated amounts for these claims.

18.           Claim Nos. 2950, 5706 and 6413 were filed as Unliquidated or Undetermined. The Trust will reserve nothing on account of these Claims, as it is unaware of any basis for these Claims.

19.           The Trust further proposes to reduce certain of the Claims on Exhibit B as follows:

i)	Claim 7444 - the Trust will reserve nothing on account of the Unimpaired amounts and the full face value with respect to Impaired amounts, because any Unimpaired amounts due with respect to this lease have already been paid or otherwise satisfied.

ii)	Claim 6258 - the Trust will reserve nothing on account of this Claim because the Claim is duplicative of Claim 7444.

iii)	Claim 6260 - the Trust will reserve nothing on account of this Claim because the amount claimed does not represent a liability of the Trust.

Claims as to which a settlement has been reached and a stipulated order is in progress.

20.           With respect to the seven Claims identified on Exhibit C hereto, the Trust will reserve $12,819.01 on account of such Disputed Unimpaired Claims filed in the aggregate amount of $2,287,919.76, and will reserve $25,000,000.00 on account of such Disputed Impaired Claims filed in the aggregate amount of $234,192,162.98. In each instance, the Trust is reserving for each Claim the amount that has been agreed, and which is currently being documented in a stipulated order.

Unliquidated, Undetermined, and/or Contingent Claims.

21.           With respect to the twenty-seven Claims identified on Exhibit D hereto, all of which are either unliquidated, undetermined, or contingent Claims, the Trust will reserve the amount of $339,252.38 in the aggregate, on account of such Disputed Unimpaired Claims, and will reserve $23,563,389.14 in the aggregate, on account of such Disputed Impaired Claims.

22.           The Trust will reserve the maximum allowable amount of these Claims in an amount sufficient to cover, where applicable, the full face amount claimed, plus, where no face amount has been asserted, an amount estimated by the Trust to be the value of the Claims asserted as unliquidated, undetermined, and/or contingent.

Unliquidated, Undetermined, and/or Contingent Claims with no reserve.

23.           With respect to the twelve Claims identified on Exhibit E hereto, the Trust will reserve nothing on account of both the Disputed Unimpaired Claims filed in the aggregate amount of $526,773.46, and the Disputed Impaired Claim, filed for $400.00, because: (a) the

Claimant is holding collateral in excess of the estimated amount of the Claim (i.e., Claims 5547 and 6313), (b) the Claim has been resolved but not formally withdrawn (i.e., Claims 271 and 4424), or (c) the Trust is not aware of any basis for a Claim (with respect to the remaining Claims listed on Exhibit E).

Litigation Claims covered by third-party Insurance.

24.           With respect to the twenty-six Disputed litigation Claims identified on Exhibit F hereto (all of which were filed as Impaired Claims), the Trust will reserve the aggregate amount of $16,850,000.00 on account of such Disputed litigation Claims filed in the aggregate amount of $52,918,999.00. The Trust has reviewed the applicable insurance coverages in effect at the time of the alleged injury of each claimant and reserved the maximum amount the Trust would have to pay with respect to each insured event before the applicable third-party insurer would be required to fund the balance, if any, of a settlement or judgment.

Litigation Claims as to which a settlement has been reached and a stipulated order is in progress.

25.           With respect to the eighteen litigation Claims identified on Exhibit G hereto, the Trust will reserve $254,250.00 on account of such Disputed Impaired Claims filed in the aggregate amount of $2,517,850.65. The Trust will reserve the amount that has been agreed to and which is currently being documented in a stipulated order.

Liquidated Claims

26.           With respect to the approximately 1,500 Disputed Claims remaining in this case as of May 31, 2002, excluding the Claims detailed on Exhibits A through G, the Trust will reserve $13,851,504.00 for Disputed Unimpaired Claims, and $174,478,544.00 for Disputed Impaired Claims, which equals the aggregate amount of such Claims as filed. No reduction in the face amount of such Claims is proposed.

Kmart Settlement

27.           As part of the Kmart Settlement approved by the Court on August 8, 2001, Kmart was allowed as an Unimpaired Claim all documented actual, reasonable and necessary fees and expenses incurred in the Debtors’ bankruptcy cases through July 22, 2001 as approved by the Committee. At the time the Plan was confirmed, Kmart and the Committee estimated these costs and fees in an amount of approximately $1.3 million. The Trust will reserve for this Claim at $1.3 million.

Unpaid Allowed Claims

28.           As of May 31, 2002: (a) Allowed but unpaid Unimpaired claims3 totaled $501,220.00, which will be paid in full; (b) Allowed but unpaid Convenience Claims4 totaled $505,315.00 which pursuant to the Plan will be paid the aggregate sum of $37,898.63, and (c) Allowed Impaired Claims, excluding Convenience Claims, totaled $565,604,673.00, which will be paid the aggregate sum of $28,493,224.37 (i.e., a 5.038% initial Distribution). Such Distributions will be made as prerequisites (e.g., a valid address and taxpayer identification number) to a Distribution are fulfilled with respect to each Claim.

PROPOSED DISTRIBUTION FOR IMPAIRED CLAIMS

29.           Based upon the Reserves reflected herein, the Trust has approximately $43,334,000.91 available for distribution to Impaired Claims at this time.5 The total amount of

3 The amount of Unimpaired claims is subject to change for Allowed amounts paid and Disputed Claims resolved prior to the approval of this motion.

4 The amount of Convenience Claims is subject to change for Disputed Claims resolved prior to the approval of this motion.

5 The initial Distribution percentage of approximately 5.038% was arrived at by taking the amount available for distribution of $59,432,501.64 (see paragraph 7, above), and subtracting Distributions to holders of unpaid Allowed Unimpaired Claims and unpaid Convenience Claims ($501,220.00 and $37,898.63, respectively), and then further subtracting the Disputed Claim Reserves for the Unimpaired Claims and the Convenience Claims ($15,533,791.20 and $25,590.90, respectively). This leaves $43,334,000.91 available for the Impaired Claims
(continued...)

Impaired Claims (excluding Convenience Claims) is $860,201,467.31, resulting in a proposed Initial Distribution of approximately 5.038%.6

RELIEF REQUESTED

30.           The Trust seeks the entry of an order establishing the amount of the Disputed Claim Reserves for all classes of Claims under the Plan substantially as set forth above, subject to modification between the date of this Motion and the date of any hearing on this Motion to reflect any additional consensual or judicial resolutions of Disputed Claims.

BASIS FOR RELIEF REQUESTED

31.           The Disputed Claim Reserves, variations of which have been approved by bankruptcy courts in other large and complex bankruptcy cases, will permit creditors with fixed, liquidated and undisputed claims to receive a payment or a distribution of their Allowed Claims without waiting for the complete resolution of all claims disputes.

32.           Absent entry of an order substantially in the form of the order attached hereto, distributions to holders of Allowed Impaired Claims will be significantly delayed due to the assertion of claims which are either devoid of legal support or substantially overstated.

33.           With respect to each claim that the Trust proposes to value at less than the full face amount for purposes of this Motion, there is a sound legal basis for believing that these claims, or categories of claims, will not be allowed in full by the Court.

(continued...)

(excluding the Convenience Claims) in the aggregate sum of $860,201,467.31 (comprised of Disputed Claims reserved at $294,596,794.31 and Allowed Claims of $565,604,673.00). (See attached Schedule I for detail).

6 The initial Distribution on each Allowed Impaired Claim will be made at a rate of 5.038%, though the actual rate is slightly different when calculated in the aggregate and carried to additional decimal places.

34.           Based upon the Trust’s experience liquidating claims and the anticipated recoveries from litigation, the distributions to holders of Allowed Claims, as provided in the Plan, ensures that regardless of whether a particular claim is ultimately allowed in an amount which exceeds that which was reserved, sufficient cash will be available to distribute to all holders of Allowed Claims.

35.           The Plan contemplates that the Court will retain jurisdiction over certain matters related to this case, including matters relating to distributions under the Plan. Furthermore, the Court has continuing authority to enter such orders as are necessary or desirable for the implementation and consummation of the Plan. See, e.g., Matter of Ribs-R-Us, Inc., 828 F.2d 199, 203 (3rd Cir. 1987) (after confirmation, bankruptcy court may still “make such other orders as are necessary to carry out a reorganization.”); see also Fed.R.Bank.P. 3020(d) (“Notwithstanding the entry of the order of confirmation, the court may issue any other order necessary to administer the estate.”) This authority clearly extends to orders governing distributions under a Plan. See Fed.R. Bankr.P. 3021.

36.           This Court has broad discretion in establishing a method for estimating claims for claims reserve purposes. See Bittner v.Borne Chem. Co., Inc., 691 F.2d 134,135 (3rd Cir. 1982) (bankruptcy court should estimate claims using “whatever method is best suited to the particular contingencies at issue,”); In re MacDonald, 128 B.R. 161(Bankr. W.D. Tex. 1991)(establishing a summary estimation proceeding to estimate administrative claim prior to confirmation under Rule 7016.) The Third Circuit Court of Appeals has upheld estimating claims at zero dollars where those claims have a less than even probability of prevailing on the merits. Id. at 137. Other courts have approved use of statistical evidence to estimate classes of claims. See, e.g., In re Rusty Jones, Inc., 143 B.R. 499 (Bankr. N.D. Ill. 1992), rev’d in part on other grounds, 153 B.R. 535 (N.D. Ill. 1993). In other cases, courts have estimated claims by discounting the face value by the probability that the claim will not ultimately prevail.

37.           Except as set forth on the Exhibits hereto, the Trust does not seek estimation of individual claims pursuant to § 502 of the Code, but rather estimation of certain categories of claims as set forth above. The relief requested has less adverse impact upon the claimants than would the estimation of each claim under § 502(c) because this aggregate estimation does not limit any individual claimant’s claim. This estimation, however, does not attempt to limit the recovery available to any individual creditor. See MacDonald, 128 B.R. at 167-68 (estimation does not cap potential liability to creditor, but only establishes value pending final determination); In re Mcorp Fin., Inc., 137 B.R. 219, 226 (Bankr. S.D. Tex. 1992).

38.           Based upon the claims reconciliation experience to date, the Trust believes that the aggregate amounts that ultimately will be Allowed by the Court on account of Disputed Claims in each of the categories set forth in paragraph 10, above, will be at or lower than the reserve amounts proposed by the Trust, and that the proposed reserves are necessary and appropriate to allow a prompt distribution to holders of Allowed Claims.

39.           Notwithstanding anything contained herein, the Trust reserves the right to object to any claim filed in this case, and to continue to pursue any pending objection to any claim filed in this case, whether or not such claim is addressed or listed herein.

NOTICE AND PROCEDURE

40.           Notice of this motion has been given to (a) the United States Trustee, (b) the attorneys for the New Committee, (c) all Claimants holding Disputed Claims which would be limited in any respect as a result of the entry of the Order contemplated by this Motion and (d) all parties who have filed a notice of appearance pursuant to Bankruptcy Rule 2002 in this case.

The Trust submits that such notice is adequate notice of this motion and respectfully submits that no other or further notice is necessary or required.

41.           No prior motion for relief sought herein has been made to this or any other court.

WHEREFORE, the Trust respectfully requests that the Court enter and order determining the amount to be funded into the Disputed Claim Reserves under the Plan on account of Disputed Claims, and granting such other relief as the Court deems just.

Dated July 11, 2002 Wilmington, Delaware	Respectfully submitted, /s/ David B. Stratton
PEPPER HAMILTON LLP
David B. Stratton (DE No. 960)
1201 Market Street, Suite 1600
P.O. Box 1709
Wilmington, DE 19899
302.777.6500

Kay Standridge Kress
PEPPER HAMILTON LLP
100 Renaissance Center, 36th Floor
Detroit, Michigan 48243-1157
313.393.7365
ATTORNEYS FOR HECHINGER
LIQUIDATION TRUST

SCHEDULE I

	Unimpaired Claims	Convenience Claims	Impaired Claims (a)	Total

Summary of Claims
Total Disputed Claims	$15,533,791.20	$341,212.00	$294,596,794.31		$310,471,797.51
Total unpaid Allowed Claims	501,220.00	505,315.00	565,604,673.00		566,611,208.00

Total Disputed and unpaid Allowed Claims	$16,035,011.20	$846,527.00	$860,201,467.31		$877,083,005.51

Calculation of amount available for payment of ImpairedClaims (a)
Total available for Distribution					$59,432,501.64
Less Distributions to unpaid Allowed Unimpaired & Convenience Claims
Allowed Unimpaired Claims @ 100%	$501,220.00			$501,220.00
Allowed Convenience Claims @ 7.5%		$37,898.63		37,898.63

Total				$539,118.63	539,118.63
Less Reserves for Disputed Unimpaired & Convenience Claims
Disputed Unimpaired Claims @ 100%	$15,533,791.20			$15,533,791.20
Disputed Convenience Claims @ 7.5%		$25,590.90		25,590.90

Total				$15,559,382.10	15,559,382.10

Amount available for payment of Impaired Claims (a)					$43,334,000.91

Total Impaired Claims (a)					$860,201,467.31

Initial Distribution percentage for Impaired Claims (a)					5.038%

Note:

(a) Excluding Convenience Claims. Convenience Claims are otherwise included in Impaired Claims; however, because Convenience Claims are paid at 7.5% of the Allowed amount, the applicable reserve must be calculated separately from that for the other Impaired Claims.

EXHIBIT A

Hechinger Liquidation Trust

Exhibit A

	Claim			Claims	Claims
	to be	Claim Amount		Estimation	Estimation
Claimant Name	Reserved	Filed		Unimpaired(1)	Impaired(2)

Agribiotech, Inc.	6553	$2,642,657.26		$—	$2,642,657.26
Brojack Lumber Company	8527	22,884.46		—	22,884.46
City of Strongsville	6294	634.06		634.06	—
Commonwealth Block Co., Inc.	9677	—	A	—	—
Commonwealth Concrete Products, Inc.	1666	220,000.00		—	220,000.00
Degenhardt, David	4048	460.00		460.00	—
Doskocil Manufacturing Company, Inc.	8943	118,005.55		—	118,005.55
Drummond, John W.	1490	20.00		—	20.00
Gokhan, Erce	1779	50.00		—	50.00
Huml, Don F.	1121	836.64		—	836.64
IBM Corporation	7138	186,736.71		—	186,736.71
IBM Corporation	8697	989,596.54		27,188.13	962,408.41
IBM Credit Corp	7863	198,783.22		—	198,783.22
IBM Credit Corp	8455	1,588,654.16		—	1,588,654.16
IBM Credit Corporation	6496	3,027,522.78		—	3,027,522.78
Leonard, Rebecca	3524	612.00		—	612.00
Reaney, Richard J.	6232	1,616.50		—	1,616.50
Tennessee Department of Revenue Tax Enforcement Division	500	1,933.62		1,933.62	—

Totals Printed:	18	$9,001,003.50		$30,215.81	$8,970,787.69

(1)	Unimpaired includes Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims and Non-Bank Secured Claims.

(2)	Impaired includes General Unsecured Claims and Convenience Claims.

A —	Filed as Unliquidated.

EXHIBIT B

Hechinger Liquidation Trust

Exhibit B

	Claim			Claims	Claims
	to be	Claim Amount		Estimation	Estimation
Claimant Name	Reserved	Filed		Unimpaired(1)	Impaired(2)

Bondholders of Bondlease Corp V
Transferor: Tishman Midvale L.P.	7444	$10,175,419.10		$—	$9,872,462.54
Books a Million, Inc.	5706	—	A	—	—
Chase Manhattan Trust Co.	5487	2,925,000.00		—	2,925,000.00
Chase Manhattan Trust Co.	5524	2,053,117.79		—	2,053,117.79
Chesapeake Crossing Associates	6334	612,265.03		—	612,265.03
Kimco 420, Inc.	9128	1,942,893.55		—	1,942,893.55
Manufacturers & Traders Trust	6236	27,982,456.00		—	27,982.456.00
Manufacturers and Traders Trust Co.	6258	10,248,404.97		—	—
Manufacturers and Traders Trust Co.	6260	42,269,539.30		—	—
Ridgewood Court	1538	30,584.60		—	30,584.60
St Charles Towne Ctr.	7301	81,712.01		—	81,712.01
Steuart-Burke Centre	5620	57,284.32		—	57,284.32
Stop & Shop Companies, Inc., the	6215	263,259.64		—	263,259.64
Wal-Mart Stores, Inc.,	6413	—	B	—	—
York County Industrial Development Authority	2950	—	B	—	—

Totals Printed:	15	$98,641,936.31		$—	$45,821,035.48

(1)	Unimpaired includes Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims and Non-Bank Secured Claims.

(2)	Impaired includes General Unsecured Claims and Convenience Claims.

A —	Filed as Unliquidated

B —	Undetermined Amount as Filed

EXHIBIT C

Hechinger Liquidation Trust

Exhibit C

	Claim			Claims	Claims
	to be	Claim Amount		Estimation	Estimation
Claimant Name	Reserved	Filed		Unimpaired(1)	Impaired(2)

Fourteen Property LLC	5551	$106,690,036.67		$—	$25,000,000.00
Fourteen Property LLC	5553	106,690,036.67		—	—
Fourteen Property LLC	6616	7,823,810.04		—	—
Fourteen Property LLC	6617	14,793,389.52		—	—
Goering, Robert A.	8401	—	B	—	—
Tax Collector, Pinellas	4	30,120.31		12,819.01	—
Wells Lamont Corporation	9653	452,689.53		—	—

Totals Printed:	7	$236,480,082.74		$12,819.01	$25,000,000.00

(1)	Unimpaired includes Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims and Non-Bank Secured Claims.

(2)	Impaired includes General Unsecured Claims and Convenience Claims.

B —	Undetermined Amounts as Filed

EXHIBIT D

Hechinger Liquidation Trust

Exhibit D

	Claim			Claims	Claims
	to be	Claim Amount		Estimation	Estimation
Claimant Name	Reserved	Filed		Unimpaired(1)	Impaired(2)

Camp Jenny	9,331	$—	B,D
Camp Kevin	9,266	—	B,D
Chase Manhattan Bank, the	9,519	7,500,000.00
Frontier Insurance Company	1,004	14,442,290.00
Furbush, Shirley	3,692	4,300.00	D
Galla, Arlene	5,003	—	B,D
Hampton Inn	6,363	—	B
Hechinger Enterprises	6,619	225,060.50
Hechinger Enterprises	6,622	212,976.78
Hechinger Enterprises	6,625	927,931.79
Hocking, Conrad F.	9,624	—	A,C,D
Lampieri, James F.	9,627	—	A,C,D
Jacobs-Drissi, Jennifer	9,626	—	A,C,D
Jendrusch, Chester	5,006	—	B
Moriarty, Alan R.	5,916	—	B,D
National Union Fire Insurance of Pittsburgh	5,654	—	A
Perez, Frank Jr.	2,377	9,397.48	D
Reed, Timothy	3,774	—	B,D
Riley, Betty J.	3,476	—	B
Riley, Betty J.	6,560	—	B
Sykes, Joseph	1,911	1,152.47
Sykes, Joseph W.	1,758	—	B
Sykes, Joseph William	7,914	500.00	D
Turley, Patricia	5,838	—	B
Wen Products	9,036	—	B
White’s A.C. Service	4,377	600.00
Youngman, Robert	3,107	—

Totals Printed:	27	$23,324,209.02		$339,252.38	$23,563,389.14

(1)	Unimpaired includes Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims and Non-Bank Secured Claims.
(2)	Impaired includes General Unsecured Claims and Convenience Claims.
A —	Filed as Unliquidated
B —	Undetermined Amount as Filed
C —	Filed as Contingent
D —	A portion of the aggregate Claims Estimation Unimpaired pertains to this Claim

EXHIBIT E

Hechinger Liquidation Trust

Exhibit E

	Claim
	to be	Claim Amount
Claimant Name	Reserved	Filed

Allfirst Bank	6313	$305,589.76
Allfirst Financial Center National Assoc.	5547	221,183.70
Builders Square Former Employees Class Action	271	—	B
Formica Corporation	7367	—	B
Household Bank (Nevada), N.A.	7315	—	A,C
Household Retail Services, Inc.	7317	—	A,C
Kemper Insurance Company	6555	—	A
Kemper Insurance Company, Inc.	8284	—	A
Lawrence E. Oscar, Esq.	4424	—	B
National Union Fire Insurance Company of Pittsburgh	5669	—	A
Natl Union Fire Insurance Company of Pittsburgh	2313	—	A
Obrien, William D III	2161	400.00

Totals Printed:	12	$527,173.46

A — Filed as Unliquidated

B — Undetermined Amount as Filed

C — Filed as Contingent

EXHIBIT F

Hechinger Liquidation Trust

Exhibit F

	Claim			Claims	Claims
	to be	Claim Amount		Estimation	Estimation
Claimant Name	Reserved	Filed		Unimpaired(1)	Impaired(2)

Abbate, Lynn	7065	$13,000,000.00
Abbate, William	7066	13,000,000.00
Bicket, Paula	5616	400,000.00
Blyzniuk, Carol	7589	50,000.00
Bruno, Donna & Wayne	3121	4,400,000.00
Burch, Louise V.	9447	1,000,000.00
Carl, James	5680	4,500,000.00
Cooper, William	9576	25,000.00
Crisp, John D	8909	500,000.00
Divalerio, Domenic & Grace	51	100,000.00
Drugan, William	9006	—	A
Geomelos, Michael	9477	1,600,000.00
Hill, John A., Sr.	9482	250,000.00
Keykendall, Crystal	5400	500,000.00
Milam, Lynn Petree	9595	—	B
Milam, Thomas Coleman	9594	—	B
Outlaw, Ladonna	8376	—	A
Patti, Laura	2874	100,000.00
Piazza, Anthony	2331	2,000,000.00
Piazza, Ruby	2330	2,000,000.00
Robbins, Janice	709	—	A
Scherer, Barbara & Larry	1189	6,000,000.00
Terrell, Doris	6268	250,000.00
Urban, Paul & Cynthia	2750	1,000,000.00
Vandenburg, Ronald	5345	1,500,000.00
White, Anne	7040	743,999.00

Totals Printed:	26	$52,918,999.00		$—	$16,850,000.00

(1)	Unimpaired includes Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims and Non-Bank Secured Claims.

(2)	Impaired includes General Unsecured Claims and Convenience Claims.

A —	Filed as Unliquidated

B —	Undetermined Amount as Filed

EXHIBIT G

Hechinger Liquidation Trust

Exhibit G

	Claim		Claims	Claims
	to be	Claim Amount	Estimation	Estimation
Claimant Name	Reserved	Filed	Unimpaired(1)	Impaired(2)

Allstate Insurance Company as Subro of Bernis Jane Martin	4896	$18,163.10	$—	$6,000.00
Allstate Insurance Company as Subro of David Mathieu	5028	65,128.90	—	10,000.00
Allstate Insurance Company as Subro of David Mathieu	6411	65,128.90	—	—
Allstate Insurance Company as Subro of J. Frank Garner	4965	121,018.70	—	—
Allstate Insurance Company as Subro of J. Frank Garner	4967	121,018.70	—	26,500.00
Allstate Insurance Company as Subro of James Morris	6571	63,926.82	—	—
Allstate Insurance Company as Subro of Joseph McCarry	5065	30,000.00	—	7,500.00
Allstate Insurance Company as Subro of Joseph McCarry	5067	30,000.00	—	—
Allstate Insurance Company as Subro of Kimberly K. Reblock	4866	142,835.78	—	50,000.00
Baldwin, Arthur	549	500,000.00	—	85,000.00
Baldwin Jacqueline	548	500,000.00	—	—
Carmen Brown	6194	25,000.00	—	20,000.00
Doehla, Spencer	6140	15,000.00	—	25,000.00
Hammann, George	5251	500,000.00	—	10,000.00
Hammann, Lois M.	5250	300,000.00	—	3,000.00
Nash, Jameisha	8133	629.75	—	1,250.00
Sheppard, Evelyn	6565	10,000.00	—	7,500.00
Sheppard, Evelyn, as Parent and Next Best Friend of Minor Wayne Sheppard	6567	10,000.00	—	2,500.00

Totals Printed:	18	$2,517,850.65	$—	$254,250.00

(1) Unimpaired includes Administrative Claims, Priority Non-Tax Claims, Priority Tax Claims and Non-Banking Secured Claims.

(2) Impaired includes General Unsecured Claims and Convenience Claims.